Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

January 11, 2017

EnteroMedics Inc.

2800 Patton Rd

St Paul, MN 55113

Re: Registration Statement on Form S-1 (File No. 333-213704)

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-1 (File No. 333-213704) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $13,800,000 in (i) Class A Units, with each Class A Unit consisting of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and one warrant to purchase one share of Common Stock (the “Class A Units”); and (ii) Class B Units consisting of one share of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and warrants to purchase a number of shares of Common Stock equal to $1,000 divided by the conversion price of the Preferred Stock (together with the shares of common stock underlying such shares of Preferred Stock and such warrants, the “Class B Units” and, together with the Class A Units, the “Units”) at a public offering price of $1,000 per Class B Unit. The Units will be sold pursuant to an Underwriting Agreement to be entered into between the Company and the underwriters named therein (the “Underwriting Agreement”). Pursuant to the Certificate of Designation (the “Certificate of Designation”) establishing the powers, designations, preferences and rights of the Preferred Stock to be filed in connection with the offering contemplated by the Registration Statement and the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the shares of the Preferred Stock will be convertible into shares of Common Stock. We have assumed that the Class A Units and the Class B Units will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

EnteroMedics Inc.

January 11, 2017

Based on the foregoing, we are of the opinion that:

1.	The shares of Common Stock, when issued and delivered (i) against payment of the consideration therefor specified in the Underwriting Agreement, (ii) upon the valid exercise of the warrants in accordance with their terms, including without limitation, payment of the consideration therefor as described therein, or (iii) upon the valid conversion of the shares Preferred Stock in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.

2.	When the warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such warrants will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The shares of Preferred Stock have been duly authorized, and when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement and in accordance with the Certificate of Designation and the Certificate of Incorporation, will be validly issued, fully paid and non-assessable.

Our opinions set forth in paragraph 2 above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

Our opinions set forth in paragraph 2 above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

Our opinions set forth in paragraph 2 above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

EnteroMedics Inc.

January 11, 2017

We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

JBA/TSH